UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): June 15, 2007

 (Exact Name of Registrant as Specified in its Charter)

Delaware	1-7201	33-0379007
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

801 17th Avenue South
Myrtle Beach, South Carolina		29577
(Address of principal executive offices)		(Zip Code)

(843) 448-9411
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On June 15, 2007, the AVX Corporation (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, a wholly owned subsidiary of the Company (“AVX Merger Sub”), and American Technical Ceramics Corp., a publicly held Delaware corporation (“ATC”).

The Merger Agreement provides that, subject to satisfaction of various conditions to closing, AVX Merger Sub will be merged with and into ATC, the separate corporate existence of AVX Merger Sub shall cease and ATC will continue as the surviving corporation in the merger as a wholly-owned subsidiary of AVX under the laws of the State of Delaware.  Pursuant to the merger, each outstanding share of common stock of ATC will be converted into the right to receive $24.75 per share in cash, without interest (the “Per Share Merger Consideration”), and each outstanding option to purchase shares of common stock of ATC will be converted into the right to receive the Per Share Merger Consideration less the exercise price per share upon exercise of the option, for total merger consideration to be paid by the Company in the transaction of approximately $231 million.

Completion of the merger is subject to the satisfaction of various conditions customary for transactions of this type, including approval of the transaction by ATC’s stockholders, and receipt of necessary regulatory approvals and consents.

Concurrently with the execution of the Merger Agreement, the Company and AVX Merger Sub also entered into a Voting Agreement with Mr. Victor Insetta, President and Chief Executive Officer of ATC, and certain trusts for his benefit and the benefit of his family members (who hold in the aggregate approximately 49% of the outstanding shares of common stock of ATC).  Pursuant to that agreement, Mr. Insetta and such other affiliate stockholders have, subject to certain conditions, agreed, among other things, to vote their shares of ATC common stock in favor of the Merger Agreement and the transactions contemplated thereby and granted the Company an irrevocable proxy to secure their performance under the Voting Agreement.

Attached hereto as Exhibit 99.1 is a press release of the Company dated June 18, 2007.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release of the Company dated June 18, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

Date:  June 18, 2007

By:	/S/ Kurt P. Cummings

Name:	Kurt P. Cummings
Title:	Vice President,
Chief Financial Officer,
Treasurer and Secretary of AVX Corporation